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                                                                  EXECUTION COPY


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                          GLOBAL HEALTH SCIENCES, INC.

                             GLOBAL HEALTH SUB, INC.

                                 RAVEN SUB, INC.

                              D&F INDUSTRIES, INC.

                                DYNAMIC SUB, INC.

                           NEW WEST COAST SALES, INC.

                             RAVEN INDUSTRIES D/B/A
                               OMNI-PAK INDUSTRIES

                             DYNAMIC PRODUCTS, INC.

                                WEST COAST SALES

                                       and

                             GLOBAL MERGER SUB, INC.
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.  DEFINITIONS; RULES OF CONSTRUCTION.............................  2
      1.1     Definitions..................................................  2
      1.2     Rules of Construction........................................  4

SECTION 2. CONTRIBUTION OF ASSETS, ETC.....................................  4
      2.1     Conveyance and Contribution of Assets........................  4
      2.2     Retained Assets..............................................  4
      2.3     Assumption of Liabilities....................................  4
      2.4     Retained Liabilities.........................................  5
      2.5     No Representations or Warranties.............................  5

SECTION 3.  THE MERGERS....................................................  5
      3.1     The Omni-Pak Merger..........................................  5
      3.2     The Dynamic Merger...........................................  5
      3.3     The West Coast Merger........................................  5
      3.4     The Global Health Merger.....................................  5

SECTION 4.  REPRESENTATIONS AND WARRANTIES
OF THE COMPANY, NEW OMNI-PAK, OLD OMNI-PAK, DYNAMIC,
NEW DYNAMIC, WEST COAST, NEW WEST COAST
AND GLOBAL SUB.............................................................  6
      4.1     Organization.................................................  6
      4.2     Authorization; Execution; Binding Effect.....................  6
      4.3     No Lawsuits; Consents and Approvals; No Violation............  6
      4.4     Capitalization...............................................  7
      4.5     Disclosure...................................................  9

SECTION 5.  ADDITIONAL AGREEMENTS.......................................... 10
      5.1     Merger Agreements............................................ 10
      5.2     Expenses..................................................... 10
      5.3     Confidentiality.............................................. 10
      5.4     Further Assurances and Cooperation........................... 10
      5.5     Acknowledgment and Consent................................... 10

SECTION 6.  CONDITIONS TO CLOSING.......................................... 11
      6.1     Conditions to Closing by All Parties......................... 11
      6.2     Additional Conditions to Closing by the Parties.............. 11


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SECTION 7.  CLOSING........................................................ 12
      7.1     The Closing.................................................. 12
      7.2     Items/Documents Delivered and Exchanged at the Closing....... 12

SECTION 8.  NO SURVIVAL OF REPRESENTATIONS AND
      WARRANTIES........................................................... 13

SECTION 9.  MISCELLANEOUS.................................................. 13
      9.1     Binding Effect............................................... 14
      9.2     Governing Law; Venue......................................... 14
      9.3     Assignability................................................ 14
      9.4     Counterparts................................................. 14
      9.5     Amendments................................................... 14
      9.6     Severability................................................. 14
      9.7     Consents..................................................... 15
      9.8     Waiver....................................................... 15
      9.9     Attorneys' Fees.............................................. 15
      9.10    Third-Party Beneficiaries.................................... 15
      9.11    Titles and Subtitles......................................... 15
      9.12    Entire Agreement............................................. 15

SCHEDULES

SCHEDULE 4.4(i)   Shareholders of the Company
SCHEDULE 4.4(iii) Shareholders of Old Omni-Pak
SCHEDULE 4.4(iv)  Shareholders of Old Dynamic
SCHEDULE 4.4(vi)  Shareholders of Old West Coast
SCHEDULE 4.4(viiii)  Shareholders of Global Merger Sub


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

                                                                  EXECUTION COPY


                      AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 23, 1998, by and among Global Health Sciences, Inc., a California corporation formerly known as D&F Industries (the "Company"), Global Health Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of the Company ("Global Sub"), Raven Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Global Sub ("New Omni-Pak"), D&F Industries, Inc., a California corporation and a direct, wholly-owned subsidiary of Global Sub ("New D&F"), Dynamic Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Global Sub ("New Dynamic"), New West Coast Sales, Inc., a California corporation and a direct, wholly-owned subsidiary of Global Sub ("New West Coast"), Raven Industries d/b/a Omni-Pak Industries, a California corporation ("Old Omni-Pak"), Dynamic Products, Inc., a California corporation ("Old Dynamic"), West Coast Sales, a California corporation ("Old West Coast"), and Global Health Merger Sub, Inc., a California corporation ("Global Merger Sub").

      WHEREAS, each of the Parties (as defined herein) desires to engage in a series of transactions (collectively the "Reorganization") pursuant to which, among other things, (i) substantially all of the assets of the Company and the liabilities associated therewith will be assigned and transferred to, and assumed by, New D&F, (ii) New Omni-Pak will merge with and into Old Omni-Pak,
(iii) New Dynamic will merge with and into Old Dynamic, (iv) New West Coast will merge with and into Old West Coast and (v) Global Merger Sub will merge with and into the Company;

      WHEREAS, the Company intends to offer (the "Debt Offering"), pursuant to the terms of an indenture (the "Indenture") to be entered into with Chase Manhattan Bank and Trust Company, National Association, $225,000,000 in aggregate principal amount of 11% Senior Notes due 2008 (the "Notes") in a Rule 144A private placement transaction in order to, among other things, finance the consummation of certain transactions contemplated by the Reorganization;

      WHEREAS, in connection with the consummation of the Reorganization, Global Sub intends to enter into a five-year, $50 million revolving credit facility with
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Citicorp USA, Inc. and certain other financial institutions (the "Acquisition
Facility");

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

      SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following defined terms shall have the meanings ascribed to them below for all purposes of this Agreement:

      (i) "Acquisition Facility Documents" shall mean the Credit Agreement dated as of April 23, 1998 between Global Sub, as borrower, the Company, as guarantor, Citibank N.A., as issuing bank, Citicorp USA, Inc., as administrative agent, the Bank of America, NT&SA, as documentation agent, and the lenders party thereto and the other Loan Documents (as defined therein) to be executed in connection therewith;

      (ii) "CGCL" shall mean the California General Corporation Law;

      (iii) "Closing" shall have the meaning set forth in Section 7.1;

      (iv) "Company Common Stock" shall mean the outstanding shares of common stock of the Company;

      (v) "Dynamic Merger" shall have the meaning set forth in Section 3.2;

      (vi) "Dynamic Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of April 23, 1998 by and among the Company, New Dynamic, Old Dynamic and the shareholders of such entities party thereto;

      (vii) "Global Health Merger" shall have the meaning set forth in Section 3.4;

      (viii) "Global Health Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of April 23, 1998 by and among the Company, Global Merger Sub and the shareholders of such entities party thereto;


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      (ix) "Merger Agreements" shall mean the Omni-Pak Merger Agreement, the
Dynamic Merger Agreement, the West Coast Merger Agreement and the Global Health Merger Agreement;

      (x) "Mergers" shall mean the Omni-Pak Merger, the Dynamic Merger, the West Coast Merger and the Global Health Merger;

      (xi) "Old Dynamic Common Stock" shall mean the outstanding shares of common stock of Old Dynamic;

      (xii) "Old Omni-Pak Common Stock" shall mean the outstanding shares of common stock of Old Omni-Pak;

      (xiii) "Old West Coast Common Stock" shall mean the outstanding shares of common stock of Old West Coast.

      (xiv) "Omni-Pak Merger" shall have the meaning set forth in Section 3.1;

      (xv) "Omni-Pak Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of April 23, 1998 by and among the Company, Old Omni-Pak, New Omni-Pak, and the shareholders of such entities party thereto;

      (xvi) "Party" or "Parties" shall mean each party to this Agreement, individually or collectively, as appropriate, for the context used;

      (xvii) "Person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government or any department or agency thereof;

      (xviii) "Retained Assets" shall mean all of the Company's right, title and interest in and to the capital stock of Global Sub;

      (xix) "Retained Liabilities" shall mean all of the Company's obligations and liabilities under the Notes, the Indenture and the Acquisition Facility Documents (and which shall not include New D&F's liabilities as a guarantor of the Notes and as a guarantor of the obligations under the Acquisition Facility Documents);


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      (xx) "Transaction Documents" shall mean this Agreement and all other documents executed on or prior to the Closing in connection herewith, including the Merger Agreements and the Acquisition Facility Documents;

      (xxi) "West Coast Merger" shall have the meaning set forth in Section 3.3; and

      (xxii) "West Coast Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of April 23, 1998 by and among the Company, New West Coast, Old West Coast and the shareholders of such entities party thereto.

      1.2 Rules of Construction. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agreement. The word "including" when used hereof is not intended to be exclusive and means "including, without limitation". References hereof to section, subsection or exhibit shall refer to the appropriate section, subsection or exhibit in or to this Agreement.

                     SECTION 2. CONTRIBUTION OF ASSETS, ETC.

2.1 Conveyance and Contribution of Assets. Subject to Section 6, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, by this Agreement, hereby conveys, assigns, transfers and delivers to New D&F free and clear of all claims, liens and encumbrances and contractually imposed restrictions, effective as of the Closing, all of the right, title and interest of the Company in and to its properties, assets, goodwill and rights of every kind and nature, wherever located, whether real or personal, tangible or intangible, actual or contingent, other than the Retained Assets (all of such properties, assets, goodwill and rights to be transferred, collectively the "Transferred Assets").

2.2 Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Company shall retain, and shall not convey, assign, transfer or deliver to New D&F, the Retained Assets.


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2.3 Assumption of Liabilities. In partial consideration for the foregoing conveyance, assignment, transfer and delivery of the Transferred Assets at the Closing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New D&F, by this Agreement, hereby assumes as of the Closing and agrees to pay when due and to perform and discharge, to the extent that the same have not been satisfied and discharged prior to the Closing, all of the debts, claims, obligations, liabilities, contracts and commitments of the Company of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise on as of the Closing and whether incurred, accruing or arising from facts existing and or events occurring prior to, at or after the Closing, relating to or arising out of the Transferred Assets, other than the Retained Liabilities; provided, however, that in no event shall the debts, claims, obligations, liabilities, contracts and commitments assumed by New D&F exceed the tax basis of the Transferred Assets.

2.4 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, the Company shall retain, and New D&F shall not assume or have any liability with respect to, the Retained Liabilities.

2.5 No Representations or Warranties. The conveyance, assignment, transfer, and delivery of the Transferred Assets by the Company to New D&F is without representations or warranties of any kind by the Company. By its execution of this Agreement, New D&F is accepting the Transferred Assets "AS IS, WHERE IS."

                             SECTION 3. THE MERGERS

3.1 The Omni-Pak Merger. In accordance with the provisions of the Omni-Pak Merger Agreement, New Omni-Pak shall be merged with and into Old Omni-Pak as of the Effective Time (as defined therein), with Old Omni-Pak as the surviving corporation (the "Omni-Pak Merger"). The By-Laws of New Omni-Pak as in effect immediately prior to the Effective Time shall be the By-Laws of Old Omni-Pak, as the surviving corporation of the Omni-Pak Merger (the "Omni-Pak Surviving Corporation"), unless and until altered, amended or repealed as provided in the CGCL, the Articles of Incorporation of the Omni-Pak Surviving Corporation or such By-Laws. The directors of New Omni-Pak immediately prior to the Effective Time shall be the directors of the Omni-Pak Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of


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the Omni-Pak Surviving Corporation, or as otherwise provided by law. The officers of New Omni-Pak immediately prior to the Effective Time shall be the officers of the Omni-Pak Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Omni-Pak Surviving Corporation, or as otherwise provided by law.

3.2 The Dynamic Merger. In accordance with the provisions of the Dynamic Merger Agreement, New Dynamic shall be merged with and into Old Dynamic as of the Effective Time (as defined therein), with Old Dynamic as the surviving corporation (the "Dynamic Merger"). The By-Laws of New Dynamic as in effect immediately prior to the Effective Time shall be the By-Laws of Old Dynamic, as the surviving corporation of the Dynamic Merger (the "Dynamic Surviving Corporation"), unless and until altered, amended or repealed as provided in the CGCL, the Articles of Incorporation of the Dynamic Surviving Corporation or such By-Laws. The directors of New Dynamic immediately prior to the Effective Time shall be the directors of the Dynamic Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Dynamic Surviving Corporation, or as otherwise provided by law. The officers of New Dynamic immediately prior to the Effective Time shall be the officers of the Dynamic Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Dynamic Surviving Corporation, or as otherwise provided by law.

3.3 The West Coast Merger. In accordance with the provisions of the West Coast Merger Agreement, New West Coast shall be merged with and into Old West Coast as of the Effective Time (as defined therein), with Old West Coast as the surviving corporation (the "West Coast Merger"). The By-Laws of New West Coast as in effect immediately prior to the Effective Time shall be the By-Laws of Old West Coast, as the surviving corporation of the West Coast Merger (the "West Coast Surviving Corporation"), unless and until altered, amended or repealed as provided in the CGCL, the Articles of Incorporation of the West Coast Surviving Corporation or such By-Laws. The directors of New West Coast immediately prior to the Effective Time shall be the directors of the West Coast Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the West Coast Surviving Corporation, or as otherwise provided by law. The officers


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of New West Coast immediately prior to the Effective Time shall be the officers of the West Coast Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the West Coast Surviving Corporation, or as otherwise provided by law.

3.4 The Global Health Merger. In accordance with the provisions of the Global Health Merger Agreement, Global Merger Sub shall be merged with and into the Company as of the Effective Time (as defined therein), with the Company as the surviving corporation (the "Global Health Merger"). The By-Laws of Global Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Company, as the surviving corporation of the Global Health Merger (the "Global Health Surviving Corporation"), unless and until altered, amended or repealed as provided in the CGCL, the Articles of Incorporation of the Global Health Surviving Corporation or such By-Laws. The directors of Global Merger Sub immediately prior to the Effective Time shall be the directors of the Global Health Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Global Health Surviving Corporation, or as otherwise provided by law. The officers of Global Merger Sub immediately prior to the Effective Time shall be the officers of the Global Health Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Global Health Surviving Corporation, or as otherwise provided by law.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES
                                 OF THE PARTIES

      Each of the Parties severally, and not jointly, represents and warrants to the other Parties as follows:

4.1 Organization. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authorization; Execution; Binding Effect. Such Party has full corporate power and authority to execute and deliver this Agreement and the other Transaction


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

Documents to which such Party is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Party of this Agreement and the other Transaction Documents to which such Party is a party, the performance of each of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and, subject to any shareholder approval obtained pursuant to the Merger Agreements, all shareholder action, as applicable, and no other corporate proceedings on the part of such Party are necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which such Party is a party have been duly and validly executed and delivered by such Party, and when executed and delivered by the other Parties hereto or thereto will constitute valid and binding agreements of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Lawsuits; Consents and Approvals; No Violation. There is no lawsuit, proceeding, or investigation pending or, to the knowledge of such Party, threatened against such Party which might question the validity or propriety of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby. Except for the filing and recordation of the Merger Agreements and the delivering of the officers' certificates substantially in the form attached as exhibits thereto (the "Officers' Certificates") as required by the CGCL, no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary for execution and delivery by such Party of this Agreement and the other Transaction Documents or the consummation by such Party of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and the other Transaction Documents by such Party nor the consummation of the transactions contemplated hereby or thereby nor compliance by such Party with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the By-Laws of such Party, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of such Party or (iii) violate any order, writ, injunction, decree, statute, rule or regulation


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

applicable to such Party or any of its properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults that, either individually or in the aggregate, would not have a material adverse effect on the business, operations or financial condition of such Party.

4.4 Capitalization.

      (i) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, of which 1,075,000 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of Company Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record, and to the knowledge of the Company, beneficially on the date hereof as set forth on Schedule 4.4(i) hereto. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments or other agreements to which the Company is a party requiring the issuance of additional Company Common Stock or other securities convertible or exchangeable for Company Common Stock or other equity securities of the Company.

      (ii) The authorized capital stock of Old Omni-Pak consists of 100,000 shares of Old Omni-Pak Common Stock, of which 30,000 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of Old Omni-Pak Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record, and to the knowledge of Old Omni-Pak, beneficially on the date hereof as set forth on Schedule 4.4(ii) hereto. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which Old Omni-Pak is a party requiring the issuance of Old Omni-Pak Common Stock or other securities convertible or exchangeable for Old Omni-Pak Common Stock or other equity securities of Old Omni-Pak.

      (iii) The authorized capital stock of New Omni-Pak consists of 1,000 shares of common stock, par value $0.01 per share ("New Omni-Pak Common Stock"), of which 100 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of New Omni-Pak Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record and beneficially by Global Sub. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which New Omni-Pak is a party requiring the issuance of New Omni-Pak Common Stock or other securities convertible or exchangeable for New Omni-Pak Common Stock or other equity securities of New Omni-Pak.

      (iv) The authorized capital stock of Old Dynamic consists of 100,000 shares of Old Dynamic Common Stock, of which 100,000 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of Old Dynamic Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record, and to the knowledge of Old Dynamic, beneficially on the date hereof as set forth on Schedule 4.4(iv) hereto. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which Old Dynamic is a party requiring the issuance of Old Dynamic Common Stock or other securities convertible or exchangeable for Old Dynamic Common Stock or other equity securities of Old Dynamic.

      (v) The authorized capital stock of New Dynamic consists of 1,000 shares of common stock, par value $0.01 per share ("New Dynamic Common Stock"), of which 100 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of New Dynamic Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record and beneficially by Global Sub. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which New Dynamic is a party requiring the issuance of New Dynamic Common Stock or other securities convertible or exchangeable for New Dynamic Common Stock or other equity securities of New Dynamic.

      (vi) The authorized capital stock of Old West Coast consists of 100,000 shares of Old West Coast Common Stock, of which 2,000 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of Old West Coast Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record, and to the knowledge of Old West Coast, beneficially on the date hereof as set forth on Schedule 4.4(vi) hereto. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which Old West Coast is a party requiring the issuance of Old West Coast Common Stock or other securities convertible or exchangeable for Old West Coast Common Stock or other equity securities of Old West Coast.

      (vii) The authorized capital stock of New West Coast consists of 1,000 shares of common stock, par value $0.01 per share ("New West Coast Common Stock"), of which 100 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of New West Coast Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record and beneficially by Global Sub. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which New West Coast is a party requiring the issuance of New West Coast Common Stock or other securities convertible or exchangeable for New West Coast Common Stock or other equity securities of New West Coast.

      (viii) The authorized capital stock of Global Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Global Merger Sub Common Stock"), of which 100 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of Global Merger Sub Common Stock are fully paid, non-assessable and free of preemptive rights and are owned of record, and to the knowledge of Global Merger Sub, beneficially on the date hereof as set forth on Schedule 4.4(viii) hereto. There are not now, and at the Closing there will not be, any existing options, warrants, calls, commitments, or other agreements to which Global Merger Sub is a party requiring the issuance of Global Merger Sub Common Stock or other securities convertible or exchangeable for Global Merger Sub Common Stock or other equity securities of Global Merger Sub.

4.5 Disclosure. No representation or warranty by such Party in this Agreement and no statement contained in either this Agreement or any of the other Transaction Documents, when considered as a whole, contains any untrue statement by such Party of a material fact or omits any material fact necessary to make such statements contained herein or therein in light of the circumstances under which they were made not misleading.

                        SECTION 5. ADDITIONAL AGREEMENTS

5.1 Merger Agreements. On or prior to the Closing, (i) each of New Omni-Pak and Old Omni-Pak shall cause the Omni-Pak Merger Agreement to be executed and delivered, (ii) each of New Dynamic and Old Dynamic shall cause the Dynamic Merger Agreement to be executed and delivered, (iii) each of New West Coast and Old West Coast shall cause the West Coast Merger Agreement to be executed and delivered and (iv) the Company and Global Merger Sub shall cause the Global Health Merger Agreement to be executed and delivered.

5.2 Expenses. Each Party shall pay its own expenses incurred (including the fees of counsel, consultants, advisors and similar parties) on such Party's behalf in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

5.3 Confidentiality. Each Party agrees not to disclose to any third party the terms of this Agreement and the other Transaction Documents except: (i) as required by law; or (ii) to professional advisors who have a need to know and are bound by a professional duty to maintain confidentiality; or (iii) in connection with any legal proceedings arising out of this Agreement.

5.4 Further Assurances and Cooperation. Each Party shall execute and deliver such instruments and take such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement and the other Transaction Documents and shall use reasonable efforts to cause such Party's officers, employees, attorneys, agents, investment bankers, accountants, and other authorized representatives to cooperate fully in customary and reasonable respects with each other Party.

5.5 Acknowledgment and Consent. Each Party hereby consents to the transactions contemplated by the Reorganization and acknowledges and agrees that the delivery of the Omni-Pak Per Share Merger Consideration (as defined in the Omni-Pak Merger Agreement), the Dynamic Per Share Merger Consideration (as defined in the Dynamic Merger Agreement), the West Coast Per Share Merger Consideration (as defined in the West Coast Merger Agreement) and the Global Health Per Share Merger Consideration (as defined in the Global Health Merger Agreement), when paid, and all payments past, present or future expressly contemplated in the Transaction Documents, are not distributions within the meaning of Section 166 of the CGCL.

                        SECTION 6. CONDITIONS TO CLOSING

6.1 Conditions to Closing by All Parties. The obligations of each Party hereto to take any and all actions to deliver the documents and items described in
Section 7.2 hereof as of the Closing is, at its option, subject to the satisfaction, on or before the Closing, or waiver of the following conditions:

      (i) no litigation by any regulatory body or private party is pending in which (a) an injunction is or may be sought against the transactions contemplated hereby, or relief is or may be sought against any Party hereto as a result of this Agreement and (b) in the good faith judgment of such Party (based upon the advice of its legal counsel), such regulatory body or private party has a reasonable possibility of success and such relief would have a material adverse effect on such Party or the transactions contemplated hereby;

      (ii) no order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits execution of this Agreement or the other Transaction Documents or consummation of the transactions contemplated hereby or thereby;

      (iii) the Company shall have received the net proceeds of the Debt Offering; and

      (iv) the Acquisition Facility Documents shall have been executed and delivered by the parties thereto.

6.2 Additional Conditions to Closing by the Parties. In addition to the matters set forth in Section 6.1, the obligations of each Party to take all the actions to deliver the documents and other items described in Section 7.2 hereof as of the Closing is, at each Party's option, subject to the satisfaction, on or before the Closing, or waiver of the following conditions:

      (i) the representations and warranties of the other Parties contained in
Section 4 hereof shall be true, complete and correct in all material respects on and as of the Closing; and

      (ii) the other Parties shall have performed or complied in all material respects with all agreements, obligations and conditions contained herein required to be performed or complied with by such Parties prior to or at the Closing.

                               SECTION 7. CLOSING

7.1 The Closing. Subject to the satisfaction of the conditions set forth in
Section 6 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the Reorganization (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place or manner as the Parties may designate in writing) at 9:00 a.m. on April 23, 1998, or on such other date as the Parties hereto may designate in writing.

7.2 Items/Documents Delivered and Exchanged at the Closing. At the Closing, subject to the other terms and conditions of this Agreement, the following actions shall be taken by, or the following items and documents as well as any other appropriate items and documents specified herein, properly executed, shall be delivered by and to, the appropriate Parties:

      (i) the Company and Global Merger Sub shall deliver to each other the executed Global Health Merger Agreement;

      (ii) the certificates representing the shares of Company Common Stock to be cancelled pursuant to the Global Health Merger and the certificates representing the shares of Global Merger Sub Common Stock shall be delivered to the Company for cancellation;

      (iii) Old Omni-Pak and New Omni-Pak shall deliver to each other the executed Omni-Pak Merger Agreement;

      (iv) the certificates representing the shares of Old Omni-Pak Common Stock shall be delivered to Old Omni-Pak for cancellation;

      (v) Old Dynamic and New Dynamic shall deliver to each other the executed Dynamic Merger Agreement;

      (vi) the certificates representing the shares of Old Dynamic Common Stock shall be delivered to Old Dynamic for cancellation;

      (vii) Old West Coast and New West Coast shall deliver to each other the executed West Coast Merger Agreement;

      (viii) the certificates representing the shares of Old West Coast Common Stock shall be delivered to Old West Coast for cancellation; and

      (ix) each of Global Sub, New D&F, Old Omni-Pak, Old Dynamic, Old West Coast, New Omni-Pak, New Dynamic and New West Coast shall deliver to the Company evidence that such company will qualify for the Qualified Subchapter S Subsidiary Election.

            SECTION 8. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 Each and every representation and warranty delivered by the Parties at or in connection with this Agreement shall expire with, and be terminated and extinguished upon, the Closing.


                            SECTION 9. MISCELLANEOUS

9.1 Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties.

9.2 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any principles of choice of law or conflicts of law. Each Party hereby irrevocably consents and submits to the jurisdiction of the United States District Court for the Central District of California or a state court of the State of California sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Each Party hereby irrevocably waives any objection which such Party now or hereafter may have to the laying of venue for any action or proceeding arising out of or relating to this Agreement on the other Transaction Documents brought in the United States District Court for the Central District of California or a state court of the State of California sitting in Los Angeles County and any objection on the grounds that any such action or proceeding in either of such courts has been brought in an inconvenient forum.

9.3 Assignability. No Party shall assign, transfer or delegate any rights or obligations under this Agreement, in whole or in part.

9.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of an executed signature page shall be deemed an original.

9.5 Amendments. Except as otherwise provided herein, this Agreement may not be amended or modified, and no provisions hereof may be waived, except by an instrument in writing signed on behalf of each of the Parties hereto.

9.6 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy or otherwise unenforceable: (i) the remaining provisions of this Agreement and any portions thereof shall remain in full force and effect; (ii) the affected provision shall be enforced to the fullest extent of the Parties' stated intent consistent with the law and public policy; and (iii) the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly reflects the Parties' stated intention as set forth in such affected provision.

9.7 Consents. Any consent or approval permitted under this Agreement may be made by the Party entitled to give its consent or approval in its sole discretion.

9.8 Waiver. No delay or omission by any Party to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by any Party of any of the covenants to be performed by any other Party or any breach thereof shall not be effective except pursuant to a written instrument signed by the Party or Parties waiving compliance, and shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

9.9 Attorneys' Fees. If any Party brings an action against another Party to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including attorneys' fees and costs, incurred in connection with such action, including any appeal of such action. In the event that a Party brings such an action against more than one of the other Parties to this Agreement, any attorneys' fees awarded against such other Parties shall be apportioned among such other Parties as determined by the prevailing Party.

9.10 Third-Party Beneficiaries. This Agreement is not intended to confer a third-party beneficiary status or right of action upon any Person other than the Parties hereto in any manner whatsoever.

9.11 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

9.12 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter hereof and supersede all prior written or oral discussions or agreements with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              GLOBAL HEALTH SCIENCES, INC.


                        By:
                              -------------------------------
                              Name:  Fred E. Siegel
                              Title: President


                              GLOBAL HEALTH SUB, INC.


                        By:
                              -------------------------------
                              Name:  Donald J. Lewis
                              Title: Secretary

                              D&F INDUSTRIES, INC.


                        By:
                              -------------------------------
                              Name:  Richard D. Marconi
                              Title: Secretary

                              RAVEN INDUSTRIES D/B/A
                              OMNI-PAK INDUSTRIES


                        By:
                              -------------------------------
                              Name:  Fred E. Siegel
                              Title: President

                              DYNAMIC PRODUCTS, INC.


                        By:
                              -------------------------------
                              Name:  Fred E. Siegel
                              Title: President

                              WEST COAST SALES


                        By:
                              -------------------------------
                              Name:  Fred E. Siegel
                              Title: President

                              RAVEN SUB, INC.


                        By:
                              -------------------------------
                              Name:  Donald J. Lewis
                              Title: Secretary

                              GLOBAL HEALTH MERGER SUB, INC.


                        By:
                              -------------------------------
                              Name:  Richard D. Marconi
                              Title: President

                              DYNAMIC SUB, INC.


                        By:
                              -------------------------------
                              Name:  Donald J. Lewis
                              Title: Secretary

                              NEW WEST COAST SALES, INC.


                        By:
                              -------------------------------
                              Name:  Donald J. Lewis
                              Title: Secretary

                                 SCHEDULE 4.4(i)

                           Shareholders of the Company


Shareholder                                   Number of Shares
-----------                                   ----------------

Richard Marconi                                    500,000

Fred Siegel                                        250,000

Blossom Siegel                                     250,000

Betty Anne Eckert                                   25,000

Elaine Berke                                        50,000
                                                 ---------
                                                 1,075,000

                                SCHEDULE 4.4(ii)

                          Shareholders of Old Omni-Pak


Shareholder                                   Number of Shares
-----------                                   ----------------

Richard Marconi                                      8,500

Fred Siegel                                          8,500

Mark Hughes                                         10,000

Ed Alosio                                            3,000
                                                    ------
                                                    30,000

                                SCHEDULE 4.4(iv)

                           Shareholders of Old Dynamic


Shareholder                                   Number of Shares
-----------                                   ----------------

Fred Siegel                                         50,000

Mark Hughes                                         20,000

Ed Alosio                                           25,000

David Katzen                                         5,000
                                                   -------
                                                   100,000


                            SCHEDULE 4.4(vi)

                     Shareholders of Old West Coast


Shareholder                                   Number of Shares
-----------                                   ----------------

Richard Marconi                                      1,000

Fred Siegel                                          1,000
                                                     -----
                                                     2,000

                               SCHEDULE 4.4 (viii)

                        Shareholders of Global Merger Sub


Shareholder                                   Number of Shares
-----------                                   ----------------

Richard Marconi                                         94

Fred Siegel                                              6
                                                       ---
                                                       100